                                SUPPLY AGREEMENT

                  This Supply Agreement ("Agreement") is signed and effective on June 23, 2000 ("Effective Date") by and between Cygnus, Inc., a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("Cygnus"), and E. I. du Pont de Nemours and Company, a Delaware corporation, with its principal place of business at 1007 Market Street, Wilmington, Delaware 19898 ("DuPont").

                  WHEREAS, Cygnus has substantial knowledge and expertise in and owns certain technology relating to the development, manufacture and sale of glucose monitoring systems;

                  WHEREAS, DuPont has substantial knowledge and expertise in and owns certain technology relating to the development, manufacture and sale of thick film materials commonly referred to as "inks" or "pastes";

                  WHEREAS, Cygnus and DuPont have signed a Detection of Analytes Product Development and License Agreement and a separate Supply Agreement, both on June 19, 1998;

                  WHEREAS, Cygnus and DuPont now wish to enter into a new Supply Agreement that replaces and supercedes both of the above-mentioned agreements;

                  NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties hereto agree as follows:

1. DEFINITIONS. When used in this Agreement, each of the following terms shall have the meaning provided below:

         a. "Development Agreement" means the Detection of Analytes Product Development and License Agreement signed June 19, 1998 by the Parties.

         b. "Exclusive Material" means DuPont thick film material carrying the Product Number [CONFIDENTIAL TREATMENT REQUESTED], or Modifications thereof. For purposes of this Agreement, a "Modification" or "Modifications" of DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] shall mean any thick film material that

                            [CONFIDENTIAL TREATMENT REQUESTED]

                                     [CONFIDENTIAL TREATMENT REQUESTED]

         c. "Diagnostics Field" means all sampling methods and applications for the [CONFIDENTIAL TREATMENT REQUESTED] in connection with the diagnosis and treatment of any disease or condition in animals and humans, including but not limited to diabetes and complications of diabetes.

         d. "Material" or "Materials" refers to either the Exclusive Materials or the Nonexclusive Materials or both, whichever is applicable, but shall not be construed to exclude applicable Materials.

         e. "Nonexclusive Materials" refers collectively to DuPont Product Numbers [CONFIDENTIAL TREATMENT REQUESTED] thick film material, respectively, and, after [CONFIDENTIAL TREATMENT REQUESTED], to DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and Modifications thereof.

         f. "Parties" means DuPont and Cygnus and, when used in the singular, means either of them.

         g. "Specifications" means the specifications for the Materials as described in Exhibit A attached hereto.

         h. "Supply Agreement" means the Supply Agreement signed June 19, 1998 by the Parties.

         i. "Transfer Letter" means a document as described in Exhibit C attached hereto.

2. SUPPLY OF MATERIALS.

         a. SUPPLY TO CYGNUS.

                  (i) DuPont shall exclusively supply and Cygnus and Cygnus' subcontractors shall exclusively purchase the Exclusive Materials for a period from the Effective Date until [CONFIDENTIAL TREATMENT REQUESTED] unless the Agreement is terminated earlier pursuant to Section 7.b.i. or 7.b.ii. below. Until such date, DuPont will not supply or license the Exclusive Materials to a third party for use within the Diagnostics Field; provided however, that in the event that Cygnus has completely discontinued commercial use of the Exclusive Materials, Cygnus shall so notify DuPont in writing prior to such date, and then DuPont shall be free to supply the Exclusive Materials to third parties. On [CONFIDENTIAL TREATMENT REQUESTED], the Exclusive Materials will become Nonexclusive Materials, and shall be governed by Section 2.a.ii. below.

                  (ii) For the term of this Agreement, DuPont agrees to supply, under the terms hereof, Cygnus' and Cygnus' subcontractors the Nonexclusive Materials that Cygnus wishes to purchase from DuPont. Cygnus shall be under no obligation to purchase the Nonexclusive Materials from DuPont, and DuPont shall be under no obligation of exclusivity to Cygnus with regard to the Nonexclusive Materials.

         b. SUPPLY TO CYGNUS' SUBCONTRACTORS. In the event that Cygnus should choose to have its subcontractors purchase the Materials directly from DuPont, the terms and conditions of this Agreement shall apply equally to those purchases, except for credit terms.

         c. FORECASTS. Three (3) months prior to the first commercial manufacturing order of the Materials by Cygnus or its subcontractors, Cygnus will provide DuPont a non-binding forecast of anticipated orders of such Materials for each calendar quarter during the following twelve (12) month period. Thereafter, Cygnus will provide to DuPont within ten (10) days prior to the beginning of each month a non-binding forecast of anticipated orders of such Materials for each of the next three (3) months and, within ten (10) days prior to the beginning of each calendar quarter, a non-binding forecast of anticipated orders of such Materials for each calendar quarter during the following twelve
(12) month period.

         d. SECOND SOURCE OF MATERIALS. During the term of this Agreement, DuPont will use reasonable efforts to ensure the availability of an alternative manufacturing site as a second source of the Materials in the event that DuPont, through its primary manufacturing site, is unable to meet its supply obligations hereunder. If for any reason or no reason, DuPont determines that it may not be able to supply all of Cygnus' or Cygnus' subcontractors' requirements of such Materials, DuPont will provide Cygnus with prompt written notice of such inability to supply. Promptly after giving such notice or if, at any time, DuPont fails on [CONFIDENTIAL TREATMENT REQUESTED] consecutive occasions to deliver such Materials by the date scheduled pursuant to Section 2.e. below, DuPont will use its best efforts to use such secondary manufacturing site or to assist an alternative supplier in providing Cygnus with its requirements of such Materials.

         e. ORDERS. In ordering the Materials from DuPont, Cygnus or its subcontractors shall use purchase orders referencing this Agreement. Cygnus or its subcontractors will provide DuPont with a purchase order at least sixty (60) days prior to a requested delivery date for such Materials. Cygnus agrees to make reasonable commercial efforts to avoid submitting purchase orders that deviate from Cygnus' most recent forecast by more than [CONFIDENTIAL TREATMENT REQUESTED] and, in cases where such deviation is unavoidable, to notify DuPont as early as possible prior to submitting such purchase order. DuPont will provide Cygnus, within ten (10) days after receipt of an order, a firm delivery schedule and an order acknowledgement. DuPont will use reasonable commercial efforts to ship and deliver such ordered Materials on or before the date requested. DuPont will be solely responsible for any costs associated with expediting such Materials in order to meet the scheduled delivery dates for each firm order (including, without limitation, overtime charges, fees required to expedite such Materials or services used in manufacturing and incremental transportation costs), provided that Cygnus has complied with the terms of this Agreement in placing such order. DuPont will use reasonable commercial efforts to meet Cygnus' reasonable requests for orders of such Materials that require short lead time or expedited delivery dates.

         f. PRICING AND PAYMENTS.

                  (i) Price ranges for the Materials are set forth on Exhibit B attached hereto. Subject to Exhibit B, the prices are for annual volumes and will be adjusted quarterly for estimated volumes and at year-end once actual purchase volumes are known. The final adjustment will be made and settled by December 31 of the same year. The above-referenced adjustments include both increases and decreases in volumes and prices. The prices are also subject to adjustments based on the percentage of the precious metal (i.e., platinum and silver) content of the Materials and the market price of such precious metals as of the date of the invoice. DuPont will notify Cygnus of the precious metal indices used to determine market price of such precious metals and also of the precious metal factor of each Material to enable Cygnus to calculate the change in the price of Material from the change in the precious metal price. At the beginning of each calendar year, DuPont and Cygnus shall agree on a precious metals basis price (the "Basis Price") for use in the upcoming year. The Basis Price for the first contract year is set forth in Exhibit B. Cygnus shall submit purchase orders and DuPont shall invoice Cygnus using the Basis Price, and DuPont shall provide by credit or invoice to Cygnus a monthly reconciliation of the difference between the actual price of precious metals on the date of each invoice and the Basis Price. Prices shall be F.O.B. destination (whether shipped to Cygnus or its subcontractors).

                  (ii) During the first year that DuPont supplies Cygnus Materials under this Agreement, payment terms will be net [CONFIDENTIAL TREATMENT REQUESTED] days after acceptance of such Materials; thereafter, payment terms will be net [CONFIDENTIAL TREATMENT REQUESTED] days after acceptance of such Materials purchased directly by Cygnus.

         g. CONFLICTING TERMS. In ordering and delivering the Materials, DuPont and Cygnus and Cygnus' subcontractors may use their standard forms, however, nothing in such forms shall be construed to amend or modify the terms of this Agreement.

         h. ACCEPTANCE PROCEDURES. Acceptance criteria and procedures for the Materials shall be mutually established and agreed to by the Parties and included in the Quality Agreement described in Section 3.c below.

3. MANUFACTURING; TESTING.

         a. MANUFACTURING.

                  (i) DuPont will manufacture the Materials such that the Materials meet the Specifications set forth in Exhibit A attached hereto.

                  (ii) DuPont shall at all times manufacture the Materials in an ISO 9001 or ISO 9002 certified facility, or may propose a comparable regulatory accreditation for Cygnus' review and acceptance, and shall adhere to the requirements established in this Agreement and in the Quality Agreement described below.

                  (iii) Cygnus shall have the right to audit the manufacturing and quality control process and records at DuPont to ensure compliance with the applicable ISO 9000 series (or comparable regulatory accreditation provided in Section 3.a.ii. above), this Agreement, and the Quality Agreement. Such audits will be performed at a mutually agreeable time for both Parties. Any discrepancies identified in writing by Cygnus shall be responded to in writing by DuPont and corrected when reasonable and appropriate to do so.

         b. QUALITY CONTROL; TESTING. Prior to each shipment of the Materials, DuPont shall perform, or cause to be performed, quality control procedures that are calculated to verify that the quantity or batch of such Materials to be shipped conforms with all Specifications, excluding the supplemental tests, as set forth in Exhibit A attached hereto. Each shipment of such Materials shall be accompanied by the documentation required by the Specifications.

         c. QUALITY AGREEMENT. The Parties have developed and will periodically review a Quality Agreement that provides detail for the linkage between the Parties' quality systems and establishes the detailed expectations, test specifications, and procedures that govern the manufacture, supply, delivery and acceptance of the Materials. This Quality Agreement is attached as Exhibit D hereto.

         d. REJECTION. Cygnus or its subcontractors shall have thirty (30) days following the day on which the Materials are received to reject such Materials because all or part of the shipment fails to conform to the applicable Specifications as set forth in Exhibit A attached hereto by giving written notice to DuPont specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. All shipments or portions thereof not rejected by Cygnus or its subcontractors during such period shall be paid for in accordance with Section 2.f. above. All shipments or portions thereof which Cygnus or its subcontractors rejects but did not have the right to reject shall be paid for within thirty (30) days following the day on which such determination was made, unless Cygnus or its subcontractors had paid earlier. In the event Cygnus or its subcontractors rejects a shipment or portion thereof within such thirty (30) day period in accordance with the terms hereof but after payment therefor had been made, Cygnus or its subcontractors shall be entitled only to recoup the payment amount by, at Cygnus' sole election, DuPont issuing a prompt refund or by Cygnus or its subcontractors offsetting such amount against the payment of future invoices hereunder. The warranties given by DuPont shall survive any failure by Cygnus or its subcontractors to reject such Materials under this paragraph.

         e. LATER DISCOVERED NONCONFORMITIES. It is recognized that it is possible for a shipment of the Materials to have nonconformities to the Specifications as set forth in Exhibit A attached hereto that would not be discoverable upon reasonable physical inspection or testing. As soon as either Party becomes aware of such a nonconformity in any lot or batch of such Materials, it shall immediately notify the other Party in writing of the lot or batch involved and, at Cygnus' election, such Materials shall be deemed rejected as of the date of such notice. In the event that such Materials are found to be nonconforming within [CONFIDENTIAL TREATMENT REQUESTED] after receipt by Cygnus or its subcontractors, and provided that the Materials have been printed within their shelf life, DuPont will reimburse Cygnus or its subcontractors for that proportional share of Cygnus' or its subcontractors' total costs, including, but not limited to, the costs of other materials, subsequent processing costs, transportation costs, and the costs of product recalls as are attributable to DuPont's failure to provide conforming Materials. Such reimbursement in any twelve (12) month period is limited to the total value of the Materials purchased by Cygnus or its subcontractors from DuPont within the [CONFIDENTIAL TREATMENT REQUESTED] period prior to the written notification of the nonconformity.

4. CONFIDENTIALITY.

         a. Each Party shall, for a period of [CONFIDENTIAL TREATMENT REQUESTED] following the termination of this Agreement, keep confidential and not use for other than the purposes of this Agreement, any information previously disclosed by a Party under the Development Agreement or the Supply Agreement and designated confidential or further disclosed hereunder and designated confidential. Such disclosures, other than in writing, shall be confirmed in writing within thirty (30) days of disclosure and marked confidential. However, this provision shall not apply to information which:

                  (i) is or has become readily publicly available through no fault of the receiving Party or its employees or agents; or

                  (ii) is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving Party abides by all restrictions, if any, imposed by such third party; or

                  (iii) was rightfully in the possession of the receiving Party prior to its disclosure by the other Party;

                  (iv) was independently developed by or for employees or consultants of the receiving Party without use of or access to confidential information of the disclosing Party; or

                  (v) is necessary in the filing or prosecution of any patent application.

         b. Notwithstanding the foregoing, the receiving Party may disclose confidential information to the extent it is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory registration, approval or license, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to obtain confidential treatment thereof and to guard against further disclosure.

5. REPRESENTATIONS AND WARRANTIES.

         a. DuPont hereby covenants, represents and warrants to Cygnus that:

                  (i) All Materials sold by DuPont to Cygnus hereunder will comply with the Specifications stated in Exhibit A attached hereto; and

                  (ii) Title to all Materials sold hereunder shall pass to Cygnus as provided herein free and clear of any security interest, lien, or other encumbrance; and

         EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, DUPONT MAKES NO

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE MATERIALS, AND DUPONT HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         b. Cygnus hereby covenants, represents, and warrants to DuPont that:

                  (i) Cygnus will take such actions as are needed to comply with all laws and regulations pertinent to its glucose monitoring systems employing the Materials, and has conducted or will conduct such studies as are needed to evaluate the safety of, and the proper labeling and use of, its glucose monitoring systems employing the Materials.

                  (ii) Cygnus will not use the Materials in any medical applications involving permanent implantation into the human body or permanent internal contact with body fluids or tissues (where "permanent" means intended implantation or continuous internal contact with body fluids or tissues for more than thirty (30) days) without the prior written approval of DuPont and will not resell or otherwise transfer the Materials to any third party for use in any such permanent medical applications without the prior written approval of DuPont.

6. LIMITATION OF LIABILITY.

         EXCEPT FOR A BREACH OF SECTION 4 AND AS OTHERWISE PROVIDED IN SECTION 7.d.iv., NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, FRAUD OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

7. TERM AND TERMINATION.

         a. TERM. This Agreement will commence as of the Effective Date and, unless earlier terminated pursuant to Section 7.b.i. or 7.b.ii. below, shall continue in effect until a Party provides [CONFIDENTIAL TREATMENT REQUESTED] prior written notice of termination, which notice may be given at any time on or after [CONFIDENTIAL TREATMENT REQUESTED].

         b. TERMINATION FOR CAUSE.

                  (i) This Agreement may be terminated in its entirety by a Party upon the occurrence of any of the following events:

                           A. By a Party upon sixty (60) days' written notice if
there has been a material breach of any representation, warranty, covenant or obligation contained in this Agreement on the part of the other Party which such party fails to cure during such sixty (60) day period;

                           B. If the other Party ceases to do business, or
otherwise terminates its business operations;

                           C. If the other Party shall fail to promptly secure
or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days or, if reinstatement is not possible within sixty (60) days, diligent efforts are not being made to effect such reinstatement; or

                           D. If the other shall seek protection under any
bankruptcy, receivership, trust deed, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within one hundred and eighty (180) days).

                  (ii) DuPont may terminate this Agreement by giving Cygnus written notice in the event of:

                           A. notice from any source to DuPont of any allegation
relating to the Materials or glucose monitoring systems using such Materials that, in DuPont's sole discretion, may raise an issue or a controversy relating to the safety of such Materials or glucose monitoring systems using such Materials, or

                           B. notice from any source to DuPont of any allegation
of personal injury that, in DuPont's sole discretion, may raise an issue or a controversy relating to the safety of the Materials or the glucose monitoring systems using such Materials.

         c. LICENSE OPTION. If DuPont provides notice of termination pursuant to
Section 7.a. or Cygnus terminates this Agreement pursuant to Section 7.b.i.
then:

                  (i) Cygnus shall be entitled to make DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof or have such Materials made by a third party manufacturer, and DuPont shall grant Cygnus an [CONFIDENTIAL TREATMENT REQUESTED] (for so long DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof are still an Exclusive Material; thereafter or otherwise [CONFIDENTIAL TREATMENT REQUESTED]) [CONFIDENTIAL TREATMENT REQUESTED] license in the Diagnostics Field, [CONFIDENTIAL TREATMENT REQUESTED], under any DuPont patents, patent applications, trade secrets, technical information, copyrights or other intellectual property relating to such Materials to import, make, have made or use such Materials or offer for sale or sell products incorporating such Materials, provided Cygnus pays DuPont's prior actual, direct out-of-pocket costs relating to such patent applications and patents and provided Cygnus agrees to pay either DuPont's future reasonable in-house billing expenses or those charges of a mutually agreed upon law firm, whichever is more cost-effective, for prosecuting and maintaining such patent applications and patents as requested by Cygnus; or

                  (ii) upon Cygnus' request within sixty (60) days of such termination or notice of termination, DuPont shall provide at no charge to Cygnus or Cygnus' third party manufacturer a Transfer Letter detailing all information necessary for Cygnus or its designated third party to manufacture to specifications (as set forth in the Transfer Letter) DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof and take all reasonable steps to assist Cygnus in such transfer, provided Cygnus pays DuPont for DuPont's reasonable actual, direct costs in the preparation of the Transfer Letter.

                  (iii) Cygnus shall be free to use any confidential information it reasonably deems necessary in the development and commercialization of the Materials for use in the Diagnostics Field, without any prior approval of DuPont.

         d. TERMINATION UNDER SECTION 7.b.ii. In the event only that DuPont provides written notice of its termination of this Agreement under Section 7.b.ii. then:

                  (i) DuPont shall, at the prompt written request of Cygnus, immediately provide Cygnus or its designee a Transfer Letter detailing all information necessary for Cygnus or its designated third party to manufacture to specifications (as set forth in the Transfer Letter) DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof and take all reasonable steps to assist Cygnus in such a transfer, provided Cygnus pays DuPont for DuPont's reasonable actual, direct costs in the preparation of the Transfer Letter; additionally, provided Cygnus places an order for any Materials within sixty (60) days from receipt of Transfer Letter, DuPont shall sell Cygnus up to [CONFIDENTIAL TREATMENT REQUESTED] supply of the Materials;

                  (ii) Cygnus shall be free to use any confidential information it reasonably deems necessary in the development and commercialization of the Materials for use in the Diagnostics Field, without any prior approval of DuPont; and

                  (iii) DuPont shall perform one of the following with respect to DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof at DuPont's sole discretion:

                           A. subject to the acceptance of Cygnus, grant
Cygnus an [CONFIDENTIAL TREATMENT REQUESTED] (for so long as DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof are still an Exclusive Material; thereafter or otherwise [CONFIDENTIAL TREATMENT REQUESTED]) [CONFIDENTIAL TREATMENT REQUESTED] license in the Diagnostics Field, [CONFIDENTIAL TREATMENT REQUESTED], under any DuPont patents, patent applications, trade secrets, technical information, copyrights or other intellectual property relating to such Materials to import, make, have made, or use such Materials or offer for sale or sell products incorporating such Materials, provided Cygnus pays DuPont's prior actual, direct out-of-pocket costs relating to such patent applications and patents and provided Cygnus agrees to pay either DuPont's future reasonable in house billing expenses or those charges of a mutually agreed upon law firm, whichever is more cost-effective, for prosecuting and maintaining such patent applications and patents as requested by Cygnus;

                           B. subject to the acceptance of Cygnus, assign
promptly any DuPont patents and patent applications relating to such Materials applicable to the Diagnostics Field, provided Cygnus pays DuPont's prior actual direct out-of-pocket costs relating to such patent applications and patents and any actual direct out-of-pocket costs relating to the assignment of such patent applications and patents; or

                           C. agree that it will not assert any patent or patent
application controlled (in the sense of having the right to grant licenses and sublicenses) by DuPont corresponding in subject matter to such Materials to prevent any party, including Cygnus, from importing, making, having made or using such Materials or offering to sell or selling any product incorporating such Materials for use in the Diagnostics Field.

                  (iv) Cygnus shall indemnify, defend, and hold DuPont harmless from all claims for compensatory or punitive damages arising from personal injury, wrongful death, property damage, or any other type of damages associated with the transferred Materials, whether claims are based on any alleged: breach of a contractual obligation; violation of any statute or regulation; or tortious conduct, including but not limited to, claims of negligence, strict liability, fraud, concert of action, conspiracy, third party contractor claims, or allegations of DuPont's joint or sole negligence or other tortious conduct associated with the transferred Materials; provided, however, such indemnity shall apply to such Materials made by DuPont and transferred to Cygnus under
Section 7.d.i. only insofar as such Materials meet Specifications and warranties, as delineated above in Sections 3 and 5, and Exhibit A attached hereto.

         e. In the event DuPont terminates this Agreement pursuant to Section 7.b.i. or Cygnus provides notice of termination pursuant to Section 7.a. or Cygnus does not purchase all of its requirements for DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof from DuPont after [CONFIDENTIAL TREATMENT REQUESTED], then if Cygnus wishes to manufacture or have manufactured DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof, DuPont grants Cygnus a [CONFIDENTIAL TREATMENT REQUESTED] license in the Diagnostics Field, [CONFIDENTIAL TREATMENT REQUESTED], to import, make, have made or use such Materials or offer for sale or sell products incorporating such Materials; Cygnus shall pay DuPont a royalty of [CONFIDENTIAL TREATMENT REQUESTED] on the [CONFIDENTIAL TREATMENT REQUESTED] sales of its consumable component (e.g., the AutoSensor or its equivalent) utilizing DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof; and DuPont shall, at the prompt written request of Cygnus, immediately provide Cygnus or its designee a Transfer Letter detailing all information necessary for Cygnus or its designated third party to manufacture to specifications (as set forth in the Transfer Letter) DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof and shall take all reasonable steps to assist Cygnus in such a transfer, provided Cygnus pays DuPont for DuPont's reasonable actual, direct costs in the preparation of the Transfer Letter.

         f. If without the license granted under this Section 7.f., Cygnus would infringe an issued, valid, and in force claim of U.S. 6,042,751 (USSN 09/156,309, filed September 17, 1998) or any foreign counterparts thereto, or any continuations, divisionals, continuations-in-part, reissues, reexaminations, or extensions thereof, by importing, making, having made, using, selling or offering for sale any thick film material other than DuPont Product Number [CONFIDENTIAL TREATMENT REQUESTED] and/or Modifications thereof that Cygnus has developed independently or acquired independently of DuPont (hereinafter "Independent Materials") and manufactures or has manufactured on its behalf, DuPont and its successors in interest hereby grant Cygnus a [CONFIDENTIAL TREATMENT REQUESTED] license in the Diagnostics Field, [CONFIDENTIAL TREATMENT REQUESTED], to import, make, have made or use such Independent Materials or offer for sale or sell products incorporating such Independent Materials; and Cygnus shall pay to DuPont a royalty of [CONFIDENTIAL TREATMENT REQUESTED] prior to [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] from [CONFIDENTIAL TREATMENT REQUESTED] until [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] thereafter on the [CONFIDENTIAL TREATMENT REQUESTED] sales of its consumable component employing such Independent Materials in any country where an issued, valid and in force patent exists that would also be infringed at the time of such sales. In the event that no issued, valid, and in force patent exists in a particular country at the time of a sale into such country but an issued, valid and in force patent exists in the country of manufacture, then a royalty will be due and calculated based on the [CONFIDENTIAL TREATMENT REQUESTED] sale price, but in no event, however, shall a double royalty be due on such sale. If there are no issued, valid, and in force patents in either the country of sale or the country of manufacture at the time of sale, then no royalties shall be due on sales in such country of sale.

         For a patent to be "valid" under this Section 7.f., a final, nonappealable judgment, settlement or decree must be entered, and the construction placed upon patent claims by such irrevocable judgment, settlement or decree will be followed. If such irrevocable judgment, settlement or decree holds claims and/or patents invalid that, but for the license granted in this
Section 7.f, Cygnus would infringe, then Cygnus shall owe no further royalties and any royalties previously paid by Cygnus under this Section 7.f. shall be refunded by DuPont to Cygnus.

         In the situation where Cygnus notifies DuPont of a third party infringer of the licensed patents and such third party infringer is importing, making, having made, using, selling, or offering for sale a consumable component that can be used in Cygnus' glucose monitoring systems and such third party infringer has a market share of at least [CONFIDENTIAL TREATMENT REQUESTED], DuPont shall either bring an infringement action or reduce the royalties paid by Cygnus to [CONFIDENTIAL TREATMENT REQUESTED]. In none of the above instances shall Cygnus pay any legal costs or fees.

         Furthermore, except as otherwise expressly provided in this Agreement, nothing contained herein shall be construed as a grant by one Party to the other Party of any other right or license by implication, estoppel or otherwise under any intellectual property rights held by that Party, including any trade secret, technical information, copyright, patent or patent application.

         Additionally, in the case of DuPont Product Number [CONFIDENTIAL TREATMENT

REQUESTED] and/or Modifications thereof, Section 7.c, Section 7.d. or Section 7.e. only shall be applicable, and no royalties will be due under this Section 7.f.

         g. In the case of Sections 7.e and 7.f., "[CONFIDENTIAL TREATMENT REQUESTED] sales" for a period and a country shall mean the [CONFIDENTIAL TREATMENT REQUESTED] revenues in that period with respect to the consumable component sold (excluding free samples) by Cygnus or its affiliates or distributors, in such country to a customer, less (to the extent included in the [CONFIDENTIAL TREATMENT REQUESTED] amount) the following: cash discounts actually given, as set forth on customer invoices; credits or allowances actually given or made on account of price adjustments, rebates (including Medicaid or other governmental programs, chargebacks, and contractual agreements), or volume reimbursements, as set forth on customer invoices; separate stated taxes on sales (e.g., sales and use taxes), as set forth on customer invoices; delivery charges actually paid to third party carriers (including transportation and insurance costs), not to exceed [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED] revenues and as set forth on third party carrier invoices; and separately stated credits actually given for returned goods, as set forth on customer invoices; all as determined in accordance with generally accepted accounting principles (GAAP). Cygnus shall make written reports to DuPont, on an annual calendar basis on or before [CONFIDENTIAL TREATMENT REQUESTED] of the following year, stating in each report the number, description, and aggregate [CONFIDENTIAL TREATMENT REQUESTED] sales of the consumable component sold or otherwise disposed of during the preceding calendar year and upon which royalties are payable pursuant to Section 7.e. or 7.f. above. Concurrently with the making of each report, Cygnus shall pay to DuPont the applicable royalties in US dollars. In addition, Cygnus will keep such records as, under GAAP, can enable the royalties due hereunder to be accurately determined. DuPont shall have the right to select an independent certified public accountant which is acceptable to Cygnus (which acceptance will not be unreasonably withheld) to inspect Cygnus' records once a year on reasonable notice and during regular business hours, to verify Cygnus' reports and payments. The cost for such inspection shall be borne by DuPont. Records will be retained by Cygnus and such records need not be retained by Cygnus for more than two (2) years after completion of an audit, if requested, and in any event, no more than three (3) years from their date of origin.

         h. NO LIABILITY FOR TERMINATION. Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party which, in terminating, complies with the terms of this Agreement, whether or not such Party is aware of any such damage, loss or expenses.

         i. EFFECT OF TERMINATION. In addition to provisions that by their terms survive termination, the following provisions shall survive the termination of this Agreement: Sections 3.d., 3.e., 4, 5, 6, 7, 8 and Exhibit B. Remedies for all breaches and limitations of remedies hereunder will also survive. Upon any termination by Cygnus or by DuPont pursuant to Section 7, Cygnus shall have the right to purchase DuPont's existing inventory of the Materials at the then applicable prices.

         j. TERMINATION NOT SOLE REMEDY. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

8. GENERAL.

         a. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of both Parties. However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both Parties and clearly understood by both Parties to be an amendment or waiver. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

         b. GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees.

         c. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         d. NOTICES. Any notice or other communication required or permitted to be made or given to either Party under this Agreement shall be deemed sufficiently made or given on the date of delivery if delivered in person or by overnight commercial courier service with tracking capabilities with costs prepaid, or three (3) days after the date of mailing if sent by certified first class U.S. mail, return receipt requested and postage prepaid, at the address of the Parties set forth below or such other address as may be given from time to time under the terms of this notice provision:

                If to DuPont:          DuPont ITechnologies
                                       E.I. du Pont de Nemours and Company
                                       14 TW Alexander Drive
                                       P.O. Box 13999
                                       Research Triangle Park, NC 27709-3999
                                       Fax:     919-248-5715
                                       Attention: President, DuPont Microcircuit
                                                  Materials

                If to Cygnus:          Cygnus, Inc.
                                       400 Penobscot Drive
                                       Redwood City, California 94063
                                       Fax:     650-599-3913
                                       Attention:  Director, Materials
                                       with a copy to the General Counsel

         e. ENTIRE AGREEMENT. This Agreement (and all Exhibits hereto) constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among Parties relating to the subject matter of this Agreement and all past dealing or industry custom. The Development Agreement and the Supply Agreement between the Parties are hereby mutually terminated as of the Effective Date of this Agreement, and this Agreement shall completely replace and supersede any surviving provisions of the Development Agreement and the Supply Agreement.

         f. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         g. RELATIONSHIP OF PARTIES. The Parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

         h. ASSIGNMENT. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the Parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all (defined as fifty percent (50%) or greater) of a Party's stock, assets or business to which this Agreement pertains, whether by sale, merger, acquisition or otherwise.

         i. PUBLICITY AND PRESS RELEASES. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both Parties. Any press release announcing this Agreement will be jointly developed and released by the Parties.

         j. FORCE MAJEURE. No liability or loss of rights hereunder shall result to either Party from delay or failure in performance caused by an event of force majeure (that is, circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes) for so long as such event of force majeure continues in effect; provided that if such force majeure event continues and affects or delays a Party's performance hereunder for more than sixty (60) days, the other Party may terminate this Agreement pursuant to Section 7.b.

         k. REMEDIES. Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved

Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

         l. COMPLIANCE WITH LAW; EXPORT CONTROL. Each Party agrees to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any proprietary information or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or, in violation of the embargo provisions in Part 746, of the U.S. Export Administration Regulations (or any successor regulations or supplement), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]
                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date indicated on the first page of this Agreement .

CYGNUS, INC.                             E. I. DU PONT DE NEMOURS
                                               AND COMPANY

By:    /s/ John C Hodgman                By:    /s/ Linda B. West
   --------------------------------         -----------------------------------
Name:  John C Hodgman                    Name:  Linda B. West

Title: Chairman, President and           Title: President, DuPont Microcircuit
       Chief Executive Officer                  Materials DuPont ITechnologies

                                    EXHIBIT A
                        SPECIFICATIONS FOR THE MATERIALS

[CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT B
                          PRICE RANGE FOR THE MATERIALS

[CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT C
                           CONTENTS OF TRANSFER LETTER

[CONFIDENTIAL TREATMENT REQUESTED]

                             EXHIBIT E. TEST METHODS

[CONFIDENTIAL TREATMENT REQUESTED]


                                       20